Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated December 8, 2014 (except for Note 13(D)(i), as to which the date is January 20, 2015) relating to the financial statements of Flex Pharma, Inc. included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-201276) and related Prospectus of Flex Pharma, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

Boston, Massachusetts
January 28, 2015